                   AS FILED WITH THE SECURITIES AND EXCHANGE
                       COMMISSION ON SEPTEMBER 14, 2000
                          REGISTRATION NO. 333-93525

                                  ----------

                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                  ----------

                          AMENDMENT NO. 2 TO FORM SB-2
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933

                                  ----------

                               ArchivalCD, Inc.
                 (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS
                                   CHARTER)


    DELAWARE                         3998                      83-0324656

 (STATE OR OTHER                 Industry Code              (I.R.S. EMPLOYER
 JURISDICTION OF                                            IDENTIFICATION NO.)
INCORPORATION OR
  ORGANIZATION)


100 North Sixth #212 Crockett, Texas                              75835

(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                        (ZIP CODE)

                                (936) 545-9515
              REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE

                                  ----------


APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c)under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box: [ ]

                        CALCULATION OF REGISTRATION FEE

================================================================================
Title of Each           Amount       Proposed         Proposed      Amount of
Class of Securities     to be        Maximum          Aggregate     Registration
to be Registered        Registered   Offering Price   Offering      Fee
                                     Per Unit(1)      Price
--------------------------------------------------------------------------------
Common Shares,
Par value $.01         3,700,000    $2.00             $7,400,000    $1,953.60

================================================================================

(1) Estimated solely for the purpose of calculating the amount of the registration fee.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933 or until this registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

                               EXPLANATORY NOTE

Due to the extent of changes to the registration statement on Form SB-2, this amendment is being filed without EDGAR redlining.

Cross-Reference Sheet for Prospectus under From SB-2


Form
SB-2
Item                                                           Caption In Prospectus
------------------------------------------------------------------------------------
1.       Front of Registration Statement and Outside           Cover Page, Outside
               Front Cover of Prospectus.......................Front Page of
                                                               Prospectus

2.       Inside Front and Outside Back Cover Pages of          Inside Front Cover
               Prospectus......................................Prospectus

3.       Summary Information and Risk Factors..................Prospectus Summary;
                                                               Risk Factors

4.       Use of Proceeds.......................................Use of Proceeds

5.       Determination of Offering Price.......................Front Page of
                                                               Prospectus,

6.       Dilution..............................................Dilution

7.       Selling Security Holders..............................Prospectus Summary,
                                                               The Offering,
                                                               Security Ownership
                                                               of Certain
                                                               Beneficial Shareholders

8.       Plan of Distribution..................................Cover Page

9.       Legal Proceedings.....................................Legal Proceedings

10.      Directors, Executive Officers, Promoters and
               and Control Persons.............................Management,
                                                               Directors and
                                                               Executive Officers

11.      Security Ownership of Certain Beneficial Owners       Security Ownership of
               and Management..................................Certain Beneficial Owners
                                                               and Management

12.      Description of Securities.............................Description of
                                                               Common Stock

13.      Interest of Named Experts and Counsel.................None

14.      Disclosure of Commission Position on
               Indemnification for Securities Act Liabilities..None

15.      Organization Within Last Five Years...................The Company, Management
                                                               and Directors

16.      Description of Business...............................The Company, Business

17.      Management's Discussion and Analysis or Plan of
               Operation.......................................Management's Discussion
                                                               And Analysis

18.      Description of Property...............................The Company, Business

19.      Certain Relationships and Related Transactions........Management

20.      Market for Common Equity and Related Stockholder
               Matters.........................................None

21.      Executive Compensation................................Management-Executive
                                                               Compensation

22.      Financial Statements..................................Financial Statements

23.      Changes In and Disagreements With Accountants on
               Accounting and Financial Disclosure.............None

                SUBJECT TO COMPLETION, DATED SEPTEMBER 14, 2000

                                ARCHIVALCD, INC.

                                   3,700,000
                                 Common Shares

This is an initial public offering of 3,700,000 shares, at $2.00 per share, of ArchivalCD, Inc. common stock. Each share consists of one share of Common Stock, $.01 par value. Fractional shares may not be purchased.

The shares are being offered on a best efforts basis by the company's officers and directors and no compensation will be paid. The latest date for termination of the offering will be 90 days after the effective date of the Registration Statement. There is no minimum number of shares or dollar amount for the offering and the proceeds of the offering will not be held in escrow.

There is currently no public market for the common stock. ArchivalCD, Inc. anticipates that the initial public offering price per share will be $2.00. It is anticipated that the common stock will be listed on the Over the Counter markets under the symbol AHCD.

This prospectus also relates to the sale of 500,000 shares of common stock held by a selling stockholder identified in this prospectus. ArchivalCD, Inc. will not receive any proceeds from the sale of such shares.

INVESTING IN COMMON STOCK AND WARRANTS INVOLVES RISKS. YOU SHOULD PURCHASE THESE SECURITIES ONLY IF YOU CAN AFFORD A COMPLETE LOSS. PLEASE SEE THE RISK FACTORS SECTION OF THIS DOCUMENT LOCATED ON PAGE SEVEN OF THIS OFFERING.

Issuer                         $6,400,000
Selling Shareholder            $1,000,000

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                               TABLE OF CONTENTS



Prospectus Summary....................6
Risk Factors..........................7
Use of Proceeds.......................8
Dilution.............................10
Business.............................10
Management's Discussion and
Analysis of Financial Condition
and Results of Operations............14
Management...........................22
Selling Stockholders.................25
Description of Capital Stock.........26
Legal Matters........................28
Index to Financial Statements........32

                               PROSPECTUS SUMMARY

The following summary is qualified in its entirety by the detailed information and financial statements appearing elsewhere in this Prospectus.

The Company

ArchivalCD, Inc., is a development stage manufacturer, organized in November 1998 as a Delaware Corporation. The Company will initiate production as a designer of Genealolgical and Business Archive Records digitized information and storage libraries by developing, manufacturing and digitizing microfilm documents of historical value and placing them on Recordable Compact Disk
(CDRs).

The Offering

Securities being offered:                         3,700,000 common shares total

Common Stock Outstanding Prior to Offering       18,573,783 shares

Common Stock Offered by the Company               3,200,000 shares

Common Stock Offered by a Selling Shareholder       500,000

Common Stock Outstanding After this Offering     22,273,783 shares

Use of Proceeds            The Proceeds from this offering will be used for
                           product development, sales and marketing expenses, facilities and capital expenditures, expansion of internal operations and working capital in addition to general corporate purposes.

Risk Factors               This filing contains forward-looking statements
                           within the meaning of the Securities Act of 1933, as amended, including statements using terminology such as "may", "will", "expects", "plans", "anticipates",
                           "estimates", "potential" or other comparable terminology regarding beliefs, plans, expectations or intentions concerning the future. For a specific list of Risk Factors please see the section titled
                           "Risk Factors" contained in this offering.


                                  THE COMPANY

ArchivalCD, Inc., (ArchivalCD or the "Company") is a development stage manufacturer, organized on November 12, 1998, as a Delaware Corporation. The company has no products or services for sale at this time and has not generated any production or revenues.

ArchivalCD, Inc. will initiate production as a designer of Genealogical and Business Archive Records digitized information and storage libraries. The company develops, manufactures and digitizes microfilm documents of historical value and places them on Recordable Compact Disk (CDR). The company founder has seven years of development, planning, programming, and analysis in this specialized field of operations. The company plans on entering both the microfilm sales portion of the market and the more expansive microfilm imagebase on CD portion of the market.


The company was incorporated as a Delaware corporation on November 12, 1998. Our address is 100 North Sixth Street Suite 212, Crockett, TX 75835, and our telephone number is (936)545-9515.

                                  RISK FACTORS

Limited Operating History

The company has incurred significant losses since inception and expects to continue to incur substantial losses for a least two quarters after this offering. Although the offering is intended to provide all required funding to meet Company needs, it must be noted that the offering could be successful at less than the full offering. However, a reduced amount received from the offering could adversely affect the Company's goals for early revenue generation. We could also incur additional losses and longer time frames than presently anticipated in establishing widespread market acceptance for our CDR image base products due to reduced funding for our workforce, equipment and microfilm collection.

Unpredictability of Future Revenues

We expect to experience significant fluctuations in our future quarterly operating results due to a variety of factors, many of which are outside our control, including, but not limited to, variations in demand for our products and services, changes in availability of raw materials for imaging services and for CDR duplication as well as unanticipated acceptance or lack of acceptance of our products and services including both the image base CDR material and our business archival imaging services. Additionally, competitive products could conceivably force price reductions in sales or increases in marketing expenses. Costs of litigation and intellectual property protection, unexpected competitive factors, changes in the technology and growth of the Internet, technical difficulties with respect to our product and client equipment and general economic conditions are also factors which could impact our anticipated and projected revenue.

We believe that our quarterly revenues, expenses and operating results could vary significantly in the future, and that you should not rely upon period-to-period comparisons as indications of future performance.

Future Success

The markets for our products are characterized by evolving industry standards, changing technologies and frequent new product introductions and enhancements. Our future success will depend in part on our ability to enhance our existing products and to develop and introduce new products and features to our captive market as well as to new markets. We may not efficiently address customer requirements and adopt emerging industry standards. We may not successfully complete the development or introduction of products on a timely basis, if at all. In addition, our current or future products may not achieve market acceptance. Products or technologies developed by others may render our products or technologies noncompetitive or obsolete. Any failure by us to anticipate or respond adequately to changing technologies, or any significant delays in product development or introduction, could cause customers to delay or decide against purchases of our products and would be detrimental to our financial model.

We also rely on certain technologies that we license from third parties, including software that is integrated with internally developed software and used in our products, to perform key functions. In the future, such third-party technology licenses may not be available to us on commercially reasonable terms. The loss of any of these technologies could have an adverse affect on our business, financial condition and results of operations.

Intellectual Property Rights

We attempt to avoid infringing upon known proprietary rights of third parties in our product development efforts. However, we have not conducted comprehensive patent searches to determine whether the technology used in our products infringes patents held by third parties. If we were to discover that our products violate third-party proprietary rights, we may not be able to obtain licenses to continue offering such products without substantial reengineering or that any effort to undertake such reengineering would be successful, that any licenses would be available on commercially reasonable terms, if at all, or that litigation could be avoided or settled without substantial expense and damage awards. Any claims relating to the infringement of third-party proprietary rights, even if not meritorious, could result in the expenditure of significant financial and managerial resources, and could result in injunctions preventing us from distributing certain products. Such claims could adversely affect our business, financial condition and results of operations.

Dependence on Key Personnel

We are dependent on the continued employment and performance of our executive officers and key employees, particularly Dr. Daniel J. Hay, Chief Executive Officer and President. We have entered into an employment agreement with Dr. Hay, which will commence on the closing of this offering. We do not maintain, as yet, any key man life insurance but such coverage will be added in the future. The loss of services of any of our executive officers or key employees could cause us to miss projections and would adversely affect our financial success.

                                USE OF PROCEEDS

The net proceeds to the company from the sale of the Securities offered hereby will be 6,400,000. The net proceeds to the Company from the sale of the Securities offered hereby, after deduction estimated expenses relating to the offering, are estimated to be approximately $5,430,684.

The Company intends the Use of Proceeds to be:

                                                       Approximate
                                      Proceeds          Percent of
                                                         Proceeds
Facilities and other  capital
expenditures...........................$3,100,000         48%

Working capital and general corporate..$1,047,684         16%

Cost of Offering.......................$  969,316         15%

Product development expenses...........$  500,000          8%

Sales and marketing expenditures.......$  400,000          6%

Expansion of internal operations.......$  350,000          6%

Repayment of certain indebtedness......$   37,000          1%

Total..................................$6,400,000        100%

There can be no assurances that any proceeds will be realized from this offering. The company has made alternate use of proceeds plans in the event that this offering is not successful in raising the funds as indicated in the above Use of Proceeds table. The following table includes figures for alternate levels of funding and are based upon adjusted business plan figures for the minimum level of 10% and a mid-range level of 50%.

Percent of Total

                                          10% Proceeds      50% Proceeds
Facilities and other capital expenditures   $268,800    42%   $1,419,100    46%

Working capital and general corporate       $128,000    20%   $  617,000    20%

Cost of Offering                            $ 64,000    10%   $  308,500    10%

Product Development expenses                $ 57,600     9%   $  277,650     9%

Sales and marketing expenditures            $ 44,800     7%   $  215,950     7%

Expansion of internal operations            $ 39,800   6.2%   $  197,440   6.8%

Repayment of certain indebtedness           $ 37,000   5.8%   $   37,000   1.2%

  Total                                     $640,000   100%   $3,085,000   100%


The foregoing represents the Company's best estimate of the allocation of the net proceeds of the offering, based upon the current status of its operations, its current plans and current economic conditions. Proceeds may be reapportioned among the categories listed above. The amount and timing of expenditures will vary depending upon a number of factors, including progress of the Company's operations, technical advances, terms of collaborative arrangements, and changes in competitive conditions. The Company also expects, when the opportunity arises, to acquire or invest in complementary businesses, products or technologies. The Company has no present understandings, commitments or agreements with respect to any material acquisition or investment.

The Company currently anticipates that the net proceeds of this offering, along with cash provided by operations, will enable it to meet its operational and capital requirements for at least the 12 months following the date of this Prospectus. However, there can be no assurance that the net proceeds of this offering and cash provided by operations will satisfy the Company's requirements for any particular period of time. To the extent capital resources are insufficient to meet future capital requirements, the Company will have to raise additional funds to satisfy the Company's requirements. There can be no assurance that such funds will be available.

                                    DILUTION

As of June 30, 2000, the net tangible book value of the Company was $258,871 or approximately $0.014 per share of Common stock. The net tangible book value per share represents the amount of total tangible assets less total liabilities divided by the number of shares of Common Stock issued and outstanding.

After deducting estimated offering expenses payable by the company, net tangible book value of the Company at June 30, 2000 would have been $5,689,555, or approximately $0.255 per share of Common stock. This represents an immediate increase in the tangible book value of $0.241 per share of Common Stock to existing stockholders and an immediate dilution in net tangible book value of $
1.745 per share of Common Stock to new investors. The following table illustrates this per share dilution:

Assumed initial public offering price per share of Common Stock $ 2.00

Net tangible book value per share prior to the offering $0.014.

Increase per share attributable to the offering $ 0.241.

Pro forma, as adjusted, net tangible book value per share after the offering $ 0.255.

Dilution per share to new investors $1.745, or 87.3% of the offering price of $2.00 per share.

                                    BUSINESS

Overview

ArchivalCD is a Company dedicated to producing microfilm images on CD, to furthering genealogical education, and to supporting historical and educational programs. Continuous development of services, reproduction of historical data, expansion to include other potential markets, and creation of value for the Company and its investors are prime goals of the Company.

In supporting this mission, the Company plans on entering both the microfilm sales portion of the market and the more expansive microfilm imagebase on CD portion of the market. Doing both supports the furthering of genealogical research and education and the corresponding historical and educational programs. Present status of the genealogy microfilm market indicates that ArchivalCD's entry into film resale will allow a superior reproduction and state of the art customer service to capture as much as one third of the genealogy microfilm sales market.

ArchivalCD, Inc. will be producing specific microfilm Titles on CDR for the genealogical, historical, and educational markets. Approximately 90 days after the successful completion of this offering the master microfilm collection needed to address this market will be obtained and delivered to the company facilities. Production of imaging and duplication of CDR will commence immediately and product will be made available to clients at this point. at the same time, duplication services for the microfilm Collection can commence in the same thirty-day period after the microfilm has been received at corporate facilities. It is expected that generation of revenue will commence in the second quarter following the completion of this offering.

Additional secondary markets may not generate revenues for the first year following this offering due to the nature of bidding for services. A number of projects are in the pre-bid stage but are not far enough along to be considered reliable sources at this time.

The Company has undergone five years of development, research, and analysis, one year of actual market testing production and theory in practice and sits upon a market demanding a product for the use of over one million individual researchers needing seven to twenty new titles per year, per individual researcher. This is a strong niche market that was first identified and created by ArchivalCD's test marketing. Initial test marketing steered clear of microfilm sales as it was necessary to obtain film from the leaders in that market. Analysis of the research market supports simultaneous entry into the CD and Film markets. Having the complete collection of the National Archives related microfilm available for resale will allow the company immediate access to a larger customer-base and easier marketing to the many library collections worldwide.

As a niche market, microfilm imaging on CD is generating a great deal of interest within a market that is typically served by companies not able, or willing, to make the expenditures needed to profitably service it. As an example consider that ArchivalCD's decision to also market film copies is based upon the newer film duplicators that are automatic duplicators providing image enhancement -- while none of the major film entities are upgrading to the newer equipment. The major players in the film portion of the market are still using older manual calibration duplicators with the inherent higher cost in materials and manpower. Much of ArchivalCD marketing and ordering is enhanced by the ArchivalCD web pages. With IBM, Microsoft, Netscape, Intel, and AT&T announcements supporting business activity on the Internet it is expected that continual upgrades to software will allow additional security for order processing and continued interest in companies with a successful presence on the Internet.

Industry Background

The Bureau of Labor Statistics indicates that there were 16 million workers aged 55 or older in the United States. American Demographics magazine indicated that more than 40 percent of Americans were interested in genealogy and about 100 million were attempting to trace their family history. ArchivalCD's own studies indicate only 18 million researchers (with 2,000,000 active) but will effectively address either volume of researchers and provide a strong ROI with an early exit plan or positive debt service. SeniorNet claims that 47% of seniors are now using the Internet and buying from websites. For ArchivalCD these figures just confirm the potential market, the current active market, and the fact that the target market is becoming increasingly aware of digital data. It is a market that consists of more than 18 million individuals, 4,000 Genealogy Societies, 6,000 Library Collections, two certification organizations, five national organizations (NGS, FGS, APG, GSG, GCG), and is populated by the largest market group in history - "baby boomers".

The Company has created this market, itself, and by the overpowering demand of the individuals within the market striving to acquire the materials they need in their own research goals. Unlike a typical publisher of data, ArchivalCD proposes to service the market not by creating a product to sell to a potential buyer, but rather, by creating product only as it is needed and purchased by the individual researcher. Unexploited processes and proprietary software make ArchivalCD product/service desirable. Product is pre-sold, pre-paid, and provided to the customer as a custom product each and every time it is needed.

It has been proven that researching genealogists desire to have access to the film, or in ArchivalCD's case, the image of the film and that every assumption and relationship must be documented and proper citations of sources provided. An index does not prove any data even if correct. The data must be documented with primary source documents; and, microfilm is often the only source of that original data. In most instances the microfilm image is now considered the original document since the paper forms have often been destroyed. A digital image of the film is conceptually and legally an original. Genealogists, historians, and educators need and want access to these original documents and ArchivalCD has created a means to fill that demand. They want this access to such a degree that they are willing to pay for an annual membership fee as well as purchase or rental fees.

The Company is also aware of the impact the Internet currently has and will continue to have on business activities worldwide. ArchivalCD, Inc. has already developed a number of Internet projects and currently owns more than forty domain names both for marketing tools and for expansion programs.

Strategy

The Company's objective is to be the leading Archival and Genealogical information publishing and technology company, providing software and services that enable the delivery of a broad range of genealogical content over the Internet and intranets. To achieve this objective, the Company's strategy includes the following key elements: additional features and functions like the synchronized deployment of additional data types, enhanced desktop, and Web-based digitalized files. As part of this strategy, the Company has devoted and will continue to commit significant resources to the development of technologies that increase the ease-of-use and functionality of its archival recording and information solutions.

Build Brand Recognition and Strengthen Sales and Marketing Efforts == The Company believes that its technology leadership, market position and brand name are significant assets that the Company can leverage to maintain and increase its market share and diversify its revenue base. The Company intends to capitalize on the growth in demand for genealogy and archiving software by continuing to develop, market and support industry-leading products and services. The Company believes that the introduction of such products and services will expand the Company's user base and build greater brand recognition. The Company also plans to strengthen its marketing, sales and customer support efforts as the size of its market opportunity and customer base increases.

Enhance and Expand Internal Operations == The Company intends to invest substantially in operations and systems in anticipation of future growth. This effort includes improving its management information systems, opening sales offices in multiple locations, integrating sales activities, investing in customer service, expanding its public relations, advertising, and trade show activities, and developing on-line training and support programs which will help support an outside network of resellers and distributors.

Expand Internationally == The Company intends to expand its international customer base over the next several years by hiring additional employees, developing international distribution and sales networks, enhancing its software products by adding localized versions and multi-language support and increasing its expenditures for marketing.

Sales, Marketing and Distribution

Sales == The Company has focused and will continue to focus its sales and marketing efforts on the public, commercial and genealogical research groups, along with the digitization of corporate and governmental records. Markets for the next several years. Once the Company has firmly established itself in these markets, the Company plans to expand into other vertical business markets and consumer markets. The Company markets its products and services through a direct sales force and through Internet sales.

Marketing == The Company participates in trade shows, conferences and seminars, provides product information through the Company's Web site, and promotes the Company and its products to industry analysts and the media. The Company's marketing programs are aimed at informing potential partners and prospects about the capabilities and benefits of the Company's products and services, increasing brand name awareness, and stimulating demand across all market segments.


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND PLANS OF OPERATIONS

The following discussion and analysis of the financial condition and results of operations of the Company should be read in conjunction with the Company's Financial Statements and Notes thereto and the other financial information included elsewhere in this Prospectus. In addition to historical information, this Management Discussion and Analysis of Financial Condition and Results of Operations and other parts of this Prospectus contain forward-looking information that involves risks and uncertainties. The Company's actual results could differ materially from those anticipated by such forward-looking information as a result of certain factors, including but not limited to, those set forth under "Risk Factors" and elsewhere in this Prospectus.

Overview

ArchivalCD, Inc. was incorporated in November 1998 as a Delaware corporation for the purpose of digitizing historical documents with the express purpose of filling a market niche and to acquire certain technologies and intellectual property to further the growth of ArchivalCD, Inc.

The Company feels that it has two distinct markets. The first one is considered its core market and is considered the stronger of the two in early years of growth. This market is the genealogical, historical, and educational markets having need for historic documents in an accessible format. Hence, documents that are typically stored on microfilm or microfiche in such collections as, but not limited to, at the National Archives or the Library of Congress are digitized and placed upon storage media such as recordable compact disk (CDR). ArchivalCD considers this market, known to be of interest to more than eighteen million potential clients, as its target market. And it is this niche market that the company envisioned when creating its proprietary processes and software and in developing its business plan. The second market is directly related to records archiving for business and government offices needing to retain the original document in an imagebase rather than as a database. The company considers the second market the expansion market. As such, the expansion market is not included in the business plan, nor in projections, as the company feels significant market competition in that area makes estimates unreliable. The business and government market also includes the capability of long term storage of microfilm and CD masters for clients in the facilities the company already needs for its own long term storage.

The Company uses "just-in-time production" techniques to service the core market. To do this the company acquires collections of microfilm, such as those at the National Archives, that have a high usage rate among the targeted market. All of the approximate 200,000 titles of microfilm are placed in the catalog of available titles but none are actually produced until they are first ordered and paid for. This allows all production time to be spent on titles in demand instead of creating titles and trying to sell the market on their use. Once a master copy is created later requests for the title on CDR can be duplicated and shipped the same day as order is received. All orders are prepaid and inventory is only created as needed allowing for fine control of inventory and supplies as well as maintaining tight reins on overhead costs. The company has created a proprietary forecasting algorithm to help determine what microfilm titles to prepare for times when custom orders are slowing. This will allow us to project which titles to produce during any potential cyclic periods and allow training of new staff to be on titles not presently ordered allowing new staff sufficient time to meet quality control requirements without risking delay of product to customers.

Acquired from the LLC, ArchivalCD, Inc. uses a proprietary computer controlled production process that starts with customer service and the inputting of orders and follows the order and the product right through inventory control, production needs, labeling, and shipping, and in the event of rentals, tracks return titles, dates, and condition. The program is already well tested and proven successful at reducing manpower requirements as well as maintaining excellent quality control.

ArchivalCD, Inc. has incurred significant losses during development and while searching for funding sources. However, the company feels that it will be able to sustain continued growth and further development based upon the market size and the LLC's earlier test market production response once this offering is completed. In light of the Company's limited operating history and rapid improvements in technology and marketing of its digital imagebase products, the Company believes that period-to-period comparisons of its revenues and operating results, including its gross profit and operating expenses as a percentage of total net revenues, are not necessarily meaningful and should not be relied upon as indications of future performances.

The Company has incurred significant net losses and negative cash flows from operations since inception, and as of June 30, 2000, had an accumulated deficit of $190,236. The Company intends to continue to invest heavily in technology and infrastructure development, and marketing and promotion. As a result, the Company believes that it will continue to incur operating losses and negative cash flows from operations for the foreseeable future and that the rate at which such losses will be incurred may increase from current levels. There can be no assurance that the Company will be able to achieve or sustain revenue growth, profitability, or positive cash flow on either a quarterly or annual basis.

                             RESULTS OF OPERATIONS

Operating Costs and Expenses

Selling, General and Administrative Expenses.

Selling, general and administrative expenses consist primarily of salaries, taxes and benefits and related costs for general corporate functions, including executive management, finance, accounting, facilities, legal, fees for professional services and depreciation and amortization.

Common Shares issued for:              Number   Dollar Value
Cash                                   61,006   $    76,829
Services Rendered                   3,762,010   $   312,015
In lieu of Interest Pymnt                 100   $       150
To Acquire Assets                  14,438,000   $   354,510
Rent                                    2,500   $     2,500
Compensation                          310,167   $     3,101


Total Common Shares Issued:                      18,573,783
Total Dollar Value                              $   749,105

Research and Development Expenses

Research and development expenses consist primarily of expenditures related to technology and software development expenses. These costs are estimated to be 10% of the completed product cost.


Net Operating Loss Carryforwards

At June 30, 2000, the Company had available net operating loss carryforwards of approximately $190,236 to offset future taxable income for federal tax purposes. The utilization of the loss carryforwards to reduce future income taxes will depend upon the Company's ability to generate sufficient taxable income prior to the expiration of the net operating loss carryforwards. The federal carryforwards expire beginning in the year 2019. However, the Internal Revenue Code of 1986, as amended, limits the maximum annual use of net operating loss and tax credit carryforwards in certain situations where changes occur in the stock ownership of a corporation.

Liquidity and Capital Resources

The Company's capital requirements depend on numerous factors, including market acceptance of the Company's products and services, the amount of resources the Company devotes to investments in its products, the resources the Company devotes to marketing and selling its services and its brand promotions and other factors. The Company has experienced a substantial increase in its capital expenditures since its inception consistent with the growth in the Company's operations and staffing, and anticipates that this will continue for the foreseeable future. Additionally, the Company will continue to evaluate possible investments in businesses, products and technologies, and plans to expand its sales and marketing programs and conduct more aggressive brand promotions. The Company currently anticipates that the net proceeds of the offering and available funds will be sufficient to meet its anticipated needs for working capital and capital expenditures for at least the next 12 months.

If the net proceeds of the offering, together with the Company's internally generated cash flow, are not sufficient to satisfy its financing needs, the Company will be required to seek additional funding through bank borrowings, additional public or private sales of its securities, including equity securities, or through other arrangements. The Company currently has no credit facility or other committed sources of capital, however it intends to secure a credit facility after the completion of the offering. There can be no assurance that additional funds, if required, will be available to the Company on favorable terms, if at all.

                      RECENTLY ISSUED ACCOUNTING STANDARDS

Effective January 1, 1999, the Company adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting comprehensive income, defined as all changes in equity from non-owner sources. Adoption of SFAS No. 130 did not have a material effect on the Company's financial position or results of operations.

Effective January 1, 1999, the Company adopted the provisions of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for the way public enterprises report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports issued to stockholders. Adoption of SFAS No. 131 did not have a material effect on the Company's financial position or results of operations.

Effective January 1, 1999, the Company adopted American Institute of Certified Public Accountants Statement of Position 98-9, "Software Revenue Recognition" ("SOP 98-9"). SOP 98-9 generally requires revenue earned on software arrangements involving multiple elements such as software products, upgrades, enhancements, post-contract customer support, installation and training to be allocated to each element based on the relative fair values of the elements. The adoption of SOP 98-9 did not have an effect on the Company's financial position or results of operations.

Sources of Supply

The Company deals in the exchange of information and has made arrangements to purchase microform records from various entities of the United States, Foreign Governments and private sources. The Company scans the documents into digital form and stores them on various types of digital storage media, each of which is commercially available.

The Company has developed several sources, to supply the continued materials and equipment needed to digitalize, produce and market its products.

Marketing and Sales

Statistical and demographic research shows that within the genealogy market there has been little, if any, marketing strategy among competing entities due to the narrow vertical structure of the market. All entities in the general market advertise in the same media journals, all go to regional or national genealogy conferences, and most have a presence on the Internet. ArchivalCD, Inc. feels that there are a number of marketing venues overlooked by these other entities. The marketing research done by Advanced Resources, Inc. and by ArchivalCD has provided a valuable collection of marketing data and processes of marketing that the company considers proprietary processes.

The marketing strategy has already been successfully proven during test marketing taking practical experience, market awareness and both data and training acquired from appropriate consulting sources. It has been shown that none of the film-based competitors in the market, and most of the book and disk publishing entities in the market, have professional marketing personnel on staff. ArchivalCD's Dr. Hay had special emphasis on marketing in his MBA, has had many years to work with marketing, and is able to combine both knowledge and experience with an understanding of the core target market and its advertisement channels. The company will augment its management team with a marketing specialist who has the capability of developing both print and web marketing materials. ArchivalCD pioneered marketing to the genealogy market in the Internet and has acquired other intellectual property specific to this core target market.

Additionally, the expansion markets the Company is targeting will make use of the same techniques and knowledge as well as customized versions of the proprietary software used for imagebase manipulation.

ArchivalCD's staff is known in the field through contributions of expertise; through production of articles, columns and books relating to the field, and through participation in seminars, workshops, and trade-show conferences at both state and national levels. Some of the special efforts the company will extend include cultivating the product reviewers in each of its markets, providing scholarships to each of the five annual genealogy institutes, and making the company available to help thousands of smaller organizations to produce their annual programs by supplying material, speakers, and advertisement. Presently other market entities make little extra effort in reaching the market outside of the monthly magazine advertisements. ArchivalCD will lead the way in this respect by using market awareness to reiterate ArchivalCD's efforts. Early efforts have proven very fruitful as shares of the marketing budget. Marketing research shows few competitive marketing entities are involved with the local levels of the market. By sponsoring conferences at minimum cost, by providing registration services and manpower, the company will garner additional market exposure. Extraction software tools, and assistance in publication, will be offered to any society or library with a database that needs to be developed, again at little or no cost. Management feels this marketing program, already proven to be very effective, merged with a firm understanding of the market means that the company can execute local level marketing of its product.

Market Analysis

ArchivalCD's core market is targeted at a minimum of two million researching genealogists. As of June 1997 statistics verified that 67% were computer compatible with ArchivalCD imagebase product. June 2000 estimates indicate 84% are now compatible. This target market is augmented by more than seventeen million more individuals who are actively using microfilm for research but who are not yet aware of the availability of the ArchivalCD product.

A 1997 report by American Demographics magazine states that 40% of Americans are interested in genealogy and about 100 million are attempting to trace their family history. A 1997 Wall Street Journal article indicated that a competing firm sold more than 600,000 copies of one genealogical title and a 1999 Time magazine article of 13 pages emphasized the wide-spread interest in genealogy and the demand for research tools such as ArchivalCD`s microfilm imagebase on CDR.

Projections indicate the market growth will continue to expand with the addition of over 10,000 people in the United States turning 50 per day. Surveys show a high percentage of this population expressing an interest in genealogical and historical research. Management feels that the most important fact of the potential new customers is that they are overwhelmingly computer literate and have computers systems compatible with ArchivalCD CDR product.

Supporting evidence shows that in 1998 the Senate Committee on Aging was informed that there are 7.8 million Internet users aged 55 or older. Of them, 42% have purchased product via the Internet. The average age of individuals doing research is now 52 having dropped from 65 just five years ago. In general, an Internet capable computer system is compatible with ArchivalCD product.

Employees

The Company is not a party to any collective bargaining agreement. The company considers its relations with its employees to be satisfactory and has not experienced any interruption of operation due to labor disagreements with employees.

The Company uses clerical staff, customer service staff, and image production staff. These needs are easily filled. Mid-management staffing has already been filled with individuals having similar backgrounds to the needs of the company.

The management team has had experience in management of staff in similar working environments. ArchivalCD has drawn upon both experience and dedication in forming the management team.

Trade names and Trademarks

The Company does not hold United States Registered trademarks for its brand names and products, but uses various unregistered trade names, trademarks, and service marks. With the completion of this offering, and with the introduction of new products, the company anticipates continuing to adopt additional unregistered names and marks and will selectively seek registration of some names and marks.

Environmental Regulation

The Company's manufacturing operations does not routinely involve the use of certain materials that are classified as hazardous.

Need for Governmental Approval

The sale of ArchivalCD, Inc. genealogical information products does not require any governmental approval. However, some production may involve business or governmental projects which require some type of approval for that specific project.

Seasonality

The Company does not expect to be subject to seasonality of its products, due to the make up of its industry, customer base or the usage of Internet systems.

                       DESCRIPTION OF PROPERTY FACILITIES

The Company currently leases office space under an annual lease that expires December 31, 2001 and is renewable under flexible terms. Production facilities will require extensive humidity control, computer power systems and special inventory storage. Administrative offices will be moved to the new production and inventory facility upon completion of funding.

                                   MANAGEMENT

Executive Officers and Directors of the Company

The following table sets forth certain information concerning the directors and executive officers of the Company.

Name                                Age          Position With the Company
--------------------------------------------------------------------------

Daniel J. Hay                       43           President, CEO, Chairman


William Hale                        67           Director


Richard H. Lytle                    54           Director


Guillermo J. "Bill" Campisteguy     37           Director


Gary Toms                           50           Director


William R. Gann                     69           Director


Mike Sirotka                        54           CFO, Treasurer


Brenda L. Saul                      39           Vice President/Secretary


Board of Directors: [Appointed for the interim until the first Shareholder's Meeting upon completion of this offering. It is anticipated that these members of the board will be elected by the shareholder's to continue serving in this capacity.]

Daniel J. Hay, (BA, MBA, DD) As a professional genealogist, lecturer and author Hay joined Advanced Resources, Inc in 1994 as President for large scale interlinked database development. Hay developed one of the first subscription magazines on diskette and one of the earliest webpage award programs. In 1996 he became President and Managing Partner of ArchivalCD, LLC with primary responsibilities including market development and product enhancement. He developed the fully integrated ORDEPS program for ArchivalCD's customer management, inventory control, production scheduling, CDR printing and creation, and shipping and testing. In 1998 he became CEO and President of ArchivalCD, Inc with emphasis on niche product development and corporate expansion.

William Hale, (MS, Engineering) Retired IBM, currently serving on the Board of Directors for Corporate Vision, Inc. (CVIA) and appointed by CVIA to the ArchivalCD, Inc. Board of Directors. Mr. Hale has been appointed to the Audit Review Committee.

Richard H. Lytle, (JD), is senior partner in the law firm of Dorothy, Lytle, Cronk & Miller. He has been engaged in the active practice of law since 1974. Prior to that he was on active duty as an officer in the United States Air Force. He currently serves as the Secretary of the private Van Buren Foundation, Inc. is a member of the Board of Directors of the Indian Hills Community College Foundation.

Guillermo J. "Bill" Campisteguy, (BS and MS Aerospace Engineering), has worked the past twelve years in the Aerospace industry conducting customer specific performance analysis supporting Sales and Marketing and contractual guarantees, filling multiple consulting capacities focusing on Quality, Just-in-Time (JIT) processes, Statistical Process Control (SPC), and process improvement methodologies as well as configuration control and integration of engineering and production activities. Mr. Campisteguy has been appointed to the Audit Review Committee.

Gary Toms, (BA History) is President of Genealogical Pursuits, and combines twenty-five years in the museum and historic preservation field with current employment as Director of Data Processing/Quality Control at MVSi specializing in imaging services for government jurisdictions. Toms is an active genealogist, author and editor and has served as Director or Officer in various national organizations including the Federation of Genealogical Societies and the American Family Records Association.

William R. Gann, (MS) Retired private investor, he currently is active in genealogical and historical research. Mr. Gann served for more than eighteen years in administrative positions with Claremont Colleges, the last fifteen years as Dean of Students of Harvey Mudd College. He writes and publishes in local, state and national publications and has served as editor for a number of state and national periodicals. Mr. Gann has been appointed to the Audit Review Committee.

Mike Sirotka, (BS Accounting) is the Chief Financial Officer and Treasurer of ArchivalCD, Inc. He has served as the COO/CFO of Aquaculture Technologies, Inc. since 1997. Previously, Sirotka was President and CFO for The Regina Companies.

Brenda L. Saul, (BA American History) Vice President/Secretary. Ms. Saul served as the Director of Subscription/Renewals for the "Heritage Quest" magazine at American Genealogical Lending Library prior to joining Advanced Resources, Inc. in 1995. She served as Office Manager and Collections Development Manager until joining ArchivalCD, Inc. in 1998 with responsibility for Human Resources and Office Management.


Management Team Limitations

The appointment of Mr. Sirotka, with more than 30 years of corporate accounting experience and strong financial experience, as CFO, Director and Treasurer rounded out the management team which had previously considered itself weakened in financial acumen.

Both the Marketing Director and the Computer Department Manager positions are crucial to the company's fast adaptations to market demand and the company is waiting until the completion of the offering so that the positions may be awarded to candidates already selected.

                             EXECUTIVE COMPENSATION

No employee or officer's salary exceeds $100,000 annually at the time of this filing.

Daniel J. Hay, CEO/President, received a total $24,000 in compensation for 1999.

Stock Option Plan

The Company has no pension or profit sharing plan or other contingent forms of remuneration, but does expect to select a pension plan during the first year of operation. The Board of Directors may, from time to time, amend or may terminate any such Plan without action by the Company's shareholders, but no such amendment may increase the number of shares of Common Stock that me be issued under the Plan without the consent of such holders. To date, no stock options are outstanding under any plan.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth at June 30,2000 the name of each person and entity known by the Company to own beneficially more than 5% of the shares of Common Stock of the Company and the number of shares owned.

Percent of                                          Shares
Shares                Name and                   Beneficially
Owned                 Address                       Owned
78%             Dr. Daniel J. Hay (1)             14,435,000
                100 North Sixth, #212
                Crockett, Texas 75835

20%             Corporate Vision Inc. (2)          3,677,621
                6130 South Memorial Drive
                Tulsa OK 74133

(1) Mr. Hay's shares shown as Beneficially Owned also include 70,000 shares owned by his wife, Brenda Hay, and an additional 60,000 shares controlled by Mrs. Hay as trustee for two minor children.

(2) Shares were granted to Corporate Vision, Inc. (NASD OTC:BB CVIA) for underwriting and consulting services rendered. In April 1999, Corporate Vision Inc. distributed 71,494 ArchivalCD Inc common shares to CVIA shareholders of record creating a shareholder base for ArchivalCD Inc.

The following table sets forth at June 30, 2000 the name of each person and the number of shares Beneficially owned by each Director.


                                                            Percentage of Class
Name                             Number of Shares           Before            After
                                                            Offering          Offering
Daniel J. Hay                       14,435,000              78%               65%
William Hale                               826              >1%               >1%
Richard H. Lytle                         1,700              >1%               >1%
Guillermo J. "Bill" Campisteguy            214              >1%%              >1%
Gary Toms                                1,000              >1%               >1%
William R. Gann                          1,000              >1%               >1%
Mike Sirotka                                 0               0%                0%

Total Board owned shares:           14,439,740              78%               65%

                              SELLING STOCKHOLDERS

The registration statement, of which this Prospectus forms a part, also relates to the registration by the Company, for the account of the Selling Stockholders, of an aggregate of 500,000 shares of Common Stock. The Selling Stockholder is Corporate Vision, Inc. Corporate Vision has a representative on the Board of Directors of ArchivalCD, Inc.

The sale of the Selling Stockholders Shares by the Selling Stockholders may be effected from time to time in transactions (which may include block transactions by or for the account of the Selling Stockholders) in the over-the-counter market or in negotiated transactions, or through the writing of options on the Selling Stockholders Shares, a combination of such methods of sale, or otherwise. Sales may be made at fixed prices, which may be changed, at market prices prevailing at the time of sale, or at negotiated prices.

The Selling Stockholders may effect such transactions by selling the Selling Stockholders Shares directly to purchasers, through broker-dealers acting as agents for the Selling Stockholders, or to broker-dealers who may purchase shares as principals and thereafter sell the Selling Stockholders Shares from time to time in the over-the-counter market, in negotiated transactions, or otherwise. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchaser for whom such broker-dealers may act as agents or to whom they may sell as principals or both (which compensation as to a particular broker-dealer may be in excess of customary commissions).

The Selling Stockholders and broker-dealers, if any, acting in connection with such sales, might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any commission received by them and any profit upon the resale of such securities might be deemed to be underwriting discounts and commissions under the Securities Act.

Sales of any shares of Common Stock by the Selling Stockholders may depress the price of the Common Stock in any market that may develop for the Common Stock.

                          DESCRIPTION OF CAPITAL STOCK

The Company's authorized capital stock consists of (i) 25,000,000 shares of Common Stock, par value $.01 per share and (ii) 1,000,000 shares of Preferred Stock, par value $.01 per share ("Preferred Stock"). 18,573,783 shares of Common Stock and no shares of Preferred Stock are currently outstanding.

COMMON STOCK

The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of the stockholders. Cumulative voting of shares of Common Stock is prohibited. The holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefore, subject to the payment of any preferential dividends with respect to any Preferred Stock that from time to time may be outstanding. In the event of the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of the holders of any outstanding Preferred Stock. The holders of Common Stock have no preemptive or conversion rights or other subscription rights, and there are no redemptive or sinking funds provisions applicable to the Common Stock. All of the outstanding shares of Common Stock are fully paid and non-assessable, and all of the shares of Common Stock offered hereby, when issued, will be fully paid and non-assessable.

Vote of the holders of a majority of the issued and outstanding Common Stock entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to such act or action, except as otherwise provided by law.

Under the Delaware General Corporation Law ("DGCL"), stockholders may take certain actions without the holding of a meeting by a written consent or consents signed by the holders of a majority of the outstanding shares of the capital stock of the Company entitled to vote thereon. Prompt notice of the taking of any action without a meeting by less than unanimous consent of the stockholders will be given to those stockholders who do not consent in writing to the action. The purposes of this provision are to facilitate action by stockholders and to reduce the corporate expense associated with annual and special meetings of stockholders. If stockholders action is taken by written consent, the Company will be required to send each stockholder entitled to vote on the applicable matter, but whose consent was not solicited, an information statement containing information about the action taken.

The Company is a Delaware corporation and is subject to Section 203 of the DGCL. In general, subject to certain exceptions, Section 203 prohibits a Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date that such stockholder became an interested stockholder, unless (i) prior to such date the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder or (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding for purposes of determining the number of shares outstanding those shares owned by (x) persons who are directors and also officers and (y) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer), or (iii) on or subsequent to such date the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding vote stock which is not owned by the interested stockholder. Section 203 defines a "business combination" to include certain mergers, consolidations, asset sales and stock issuances and certain other transactions resulting in a financial benefit to an "interested stockholder." In addition, Section 203 defines an "interested stockholder" to include any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with such an entity or person.

                                 LEGAL MATTERS

The legality of the shares offered hereby will be passed upon for the Company by Jackson L. Morris of 3116 West North A Street, Tampa, Florida 33609-1544.

                                    EXPERTS

The audited consolidated financial statements, included in this Prospectus, have been examined by Cross and Robinson, independent certified public accountants, and are included herein in reliance upon the report of said firm given upon their authority as experts in accounting and auditing.

                            REPORTS TO SHAREHOLDERS

The Company plans to furnish annual reports to shareholders, which reports will include financial statements together with the report of the Company's independent certified public accountants thereon. In addition, the Company may furnish other unaudited interim reports as the Board of Directors determines.

                                 TRANSFER AGENT

Transfer Online Inc. 227 Pine Street Suite 300
Portland OR 97204
Phone: (503) 227-2950 Fax (503) 227-6874

                          INDEPENDENT AUDITOR'S REPORT



The Board of Directors and Stockholders
ArchivalCD, Inc.
Crockett, TX


     We have audited the accompanying balance sheets of ArchivalCD, Inc., (a development stage company), as of December 31, 1999 and 1998, and the related statements of income, stockholders' equity and cash flows for the year ended December 31, 1999, the period November 12, 1998 (inception) to December 31, 1998, and for the period November 12, 1998 (inception) to December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ArchivalCD, Inc., as of December 31, 1999 and 1998, and the results of its operations and its cash flows for the year ended December 31, 1999, the period from November 12, 1998 (inception) to December 31, 1998, and the period from November 12, 1998 (inception) to December 31, 1999, in conformity with generally accepted accounting principles.

                                   CROSS AND ROBINSON



                                   Certified Public Accountants
                                   Tulsa, Oklahoma

March 16, 2000

                                ARCHIVALCD, INC.
                          (A Development Stage Company)

                                  BALANCE SHEET
                           DECEMBER 31, 1999 AND 1998



                                     ASSETS
                                                                                     1999            1998
                                                                                 ------------    ------------
CURRENT ASSETS
Cash                                                                             $      1,255    $         --
Receivable from stockholders (Note 4)                                                   1,000              --
Employee advances (Note 4)                                                             24,127              --
                                                                                 ------------    ------------
TOTAL CURRENT ASSETS                                                                   26,382              --
                                                                                 ------------    ------------

PROPERTY AND EQUIPMENT, NET (NOTE 5)                                                  327,952         314,510
                                                                                 ------------    ------------

OTHER ASSETS
Deposit (Note 12)                                                                       1,000              --
                                                                                 ------------    ------------

TOTAL ASSETS                                                                     $    355,334    $    314,510
                                                                                 ============    ============


                     LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accrued liabilities                                                              $     14,282    $         --
Loans from stockholders (Note 11)                                                       1,000              --
Notes payable to stockholders, current portion (Note 6)                                15,000              --
                                                                                 ------------    ------------
TOTAL CURRENT LIABILITIES                                                              30,282              --
                                                                                 ------------    ------------

NOTES PAYABLE TO STOCKHOLDERS, NET OF CURRENT PORTION (NOTE 6)                         18,000              --
                                                                                 ------------    ------------

STOCKHOLDERS' EQUITY (NOTE 7)
Cumulative convertible preferred stock, $.01 par value,
   1,000,000 shares authorized, no shares issued or outstanding                            --              --
Common stock, $0.01 par value; 25,000,000 shares authorized, 18,305,726 and
   18,185,000 shares issued and outstanding at
   December 31, 1999 and 1998, respectively                                           183,057         181,850
Additional paid-in capital                                                            240,699         132,660
Deficit accumulated during the development stage                                     (116,704)             --
                                                                                 ------------    ------------
TOTAL STOCKHOLDERS' EQUITY                                                            307,052         314,510
                                                                                 ------------    ------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                       $    355,334    $    314,510
                                                                                 ============    ============

Accompanying notes are an integral part
  of the financial statements.

                                ARCHIVALCD, INC.
                          (A Development Stage Company)

                                INCOME STATEMENTS


                                                                           CUMULATIVE,
                                                    NOVEMBER 12, 1998   NOVEMBER 12, 1998
                                   YEAR ENDED        (INCEPTION) TO      (INCEPTION) TO
                               DECEMBER 31, 1999    DECEMBER 31, 1998   DECEMBER 31, 1999
                               -----------------    -----------------   -----------------

OPERATING REVENUE              $              --    $              --   $              --
                               -----------------    -----------------   -----------------


GENERAL AND ADMINISTRATIVE
     EXPENSES                            115,122                   --             115,122
                               -----------------    -----------------   -----------------

OPERATING INCOME                        (115,122)                  --            (115,122)

OTHER EXPENSES
  Interest expense                        (1,582)                  --               1,582
                               -----------------    -----------------   -----------------

NET INCOME (LOSS)              $        (116,704)   $              --   $        (116,704)
                               =================    =================   =================


WEIGHTED AVERAGE COMMON
  SHARE OUTSTANDING (NOTE 8)          18,220,460           18,185,000          18,215,394
                               =================    =================   =================

NET INCOME (LOSS) PER
  COMMON SHARE                 $           (0.01)   $              --   $           (0.01)
                               =================    =================   =================


Accompanying notes are an integral part
   of the financial statements.

                                ARCHIVALCD, INC.
                          (A Development Stage Company)

                        STATEMENT OF STOCKHOLDERS' EQUITY
                  FOR THE PERIOD NOVEMBER 12, 1998 (INCEPTION)
                              TO DECEMBER 31, 1999



                                                                            DEFICIT
                                                                          ACCUMULATED
                                    COMMON STOCK           ADDITIONAL      DURING THE
                                    ------------            PAID-IN       DEVELOPMENT
                               SHARES         AMOUNT        CAPITAL          STAGE           TOTAL
                            ------------   ------------   ------------    ------------    ------------
BALANCE AT
NOVEMBER 12, 1998
   (DATE OF INCEPTION)                --   $         --   $         --    $         --    $         --

Issued to acquire assets
of the former
ArchivalCD, LLC
         (Note 3)             14,435,000        144,350        170,160              --         314,510

Issued to Corporate
Vision, Inc. for services
    rendered (Note 12)         3,750,000         37,500        262,500              --         300,000

Costs of raising equity               --             --       (300,000)             --        (300,000)

Net loss for the period               --             --             --              --              --
                            ------------   ------------   ------------    ------------    ------------

BALANCE AT
DECEMBER 31, 1998             18,185,000        181,850        132,660              --         314,510

Issued for cash                   45,449            454         56,025              --          56,480

Issued in exchange for
services rendered                 12,010            120         11,895              --          12,015

Issued as compensation
(Note 12)                         60,167            602             --              --             602

Issued in lieu of
interest payment
(Note 11)                            100              1            149              --             150

Issued to acquire assets
(Note 3)                           3,000             30         39,970              --          40,000

Net loss for the period               --             --             --        (116,704)       (116,704)
                            ------------   ------------   ------------    ------------    ------------

BALANCE AT
DECEMBER 31, 1999             18,305,726   $    183,057   $    240,699    $   (116,704)   $    307,052
                            ============   ============   ============    ============    ============


Accompanying notes are an integral part
   of the financial statements.

                                ARCHIVALCD, INC.
                          (A Development Stage Company)

                            STATEMENTS OF CASH FLOWS

                                                                                 CUMULATIVE,
                                                           NOVEMBER 12, 1998  NOVEMBER 12,1998
                                           YEAR ENDED        (INCEPTION) TO    (INCEPTION) TO
                                        DECEMBER 31, 1999  DECEMBER 31, 1998  DECEMBER 31, 1999
                                        -----------------  -----------------  -----------------

CASH FLOWS FROM OPERATING ACTIVITIES:
   Cash paid for goods and services      $       (81,384)   $            --   $        81,384
   Interest paid                                    (150)                --              (150)
                                         ---------------    ---------------   ---------------
NET CASH USED BY OPERATING ACTIVITIES            (81,534)                --           (81,534)
                                         ---------------    ---------------   ---------------


NET CASH USED BY INVESTING ACTIVITIES:
   Fixed asset purchases                          (7,690)                --            (7,690)
                                         ---------------    ---------------   ---------------


CASH FLOWS FROM FINANCING ACTIVITIES:
   Issuance of common stock                       56,480                 --            56,480
   Proceeds from long-term debt                   18,000                 --            18,000
   Proceeds from short-term debt                  17,000                 --            17,000
   Repayment of short-term debt                   (1,000)                --            (1,000)
                                         ---------------    ---------------   ---------------
NET CASH PROVIDED BY
 FINANCING ACTIVITIES                             90,480                 --            90,480
                                         ---------------    ---------------   ---------------


     NET INCREASE IN CASH                          1,255                 --             1,255


CASH AT BEGINNING OF PERIOD                           --                 --                --
                                         ---------------    ---------------   ---------------


     CASH AT END OF PERIOD               $         1,255    $            --   $         1,255
                                         ===============    ===============   ===============


Accompanying notes are an integral part
   of the financial statements.

                                                                                            CUMULATIVE,
                                                                      NOVEMBER 12, 1998  NOVEMBER 12, 1998
                                                     YEAR ENDED        (INCEPTION) TO     (INCEPTION) TO
                                                  DECEMBER 31, 1999   DECEMBER 31, 1998  DECEMBER 31, 1999
                                                  -----------------   -----------------  -----------------

RECONCILIATION OF NET LOSS TO NET
CASH USED BY OPERATING ACTIVITIES:


NET LOSS                                           $      (116,704)   $            --   $      (116,704)
                                                   ---------------    ---------------   ---------------

Adjustments to reconcile net loss to net
   cash used by operating activities:
     Depreciation                                           34,248                 --            34,248
     Stock issued in exchange for services                  12,015                 --            12,015
     Stock issued in lieu of interest on
        shareholder  loan                                      150                 --               150
     Stock issued as compensation (Note 12)                    602                 --               602
     Stock compensation accrual (Note 12)                    2,500                 --             2,500
     (Increase) Decrease in deposits                        (1,000)                --            (1,000)
     (Increase) Decrease in receivables
        from shareholders                                   (1,000)                --            (1,000)
     (Increase) Decrease in employee receivables           (24,127)                --           (24,127)
     Increase (Decrease) in accrued liabilities             11,782                 --            11,782
                                                   ---------------    ---------------   ---------------

        Total Adjustments                                   35,170                 --            35,170
                                                   ---------------    ---------------   ---------------



NET CASH USED BY OPERATING ACTIVITIES              $       (81,534)   $            --   $       (81,534)
                                                   ===============    ===============   ===============


SUPPLEMENTAL DISCLOSURE OF
   NON-CASH ACTIVITIES:
 Stock issued to acquire fixed assets              $        40,000    $       314,510   $       354,510

                                ARCHIVALCD, INC.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS
       FOR THE YEAR ENDED DECEMBER 31, 1999, THE PERIOD NOVEMBER 12, 1998
                  (DATE OF INCEPTION) TO DECEMBER 31, 1998 AND
                THE PERIOD NOVEMBER 12, 1998 (DATE OF INCEPTION)
                              TO DECEMBER 31, 1999


NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

               ArchivalCD, Inc. (referred to herein as "the Company") was incorporated under the laws of the state of Delaware on November 12, 1998. The Company specializes in digitization of historic microfilm, enhancing the images, and writing them to compact discs. The Company intends to provide subscribers with access to the digitized historical records on compact disc for use in genealogical, historical, and educational research. The Company further intends to provide file conversion services to businesses and local governments.

               The Company is in the development stage as its operations principally involve research and development, market analysis, and other business planning activities. The Company has had no significant revenue from product sales. Other than the asset acquisition detailed in Note 3 and the exchange of common stock for services disclosed in
          Note 12, there were no significant operating transactions for the period November 12, 1998 to April 1, 1999.

               As of December 31, 1999, the Company's accumulated deficit in the development stage was $116,704, which was funded primarily through loans from stockholders and the proceeds from sales of common stock. The Company believes that it will commence its principal operations and begin generating revenues in the fiscal year ending December 31, 2000. Because the Company is in the development stage, the accompanying financial statements should not be regarded as typical for normal operating periods.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

          METHOD OF ACCOUNTING

               The accompanying financial statements conform to the standards applicable to development stage companies and are prepared using the accrual basis of accounting in accordance with generally accepted accounting principals, whereby revenues and gains are recognized when earned, and expenses and losses are recognized when incurred.

          CASH AND CASH EQUIVALENTS

               The Company considers all highly liquid assets with maturities of three months or less to be cash equivalents.

                                ARCHIVALCD, INC.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS
       FOR THE YEAR ENDED DECEMBER 31, 1999, THE PERIOD NOVEMBER 12, 1998
                  (DATE OF INCEPTION) TO DECEMBER 31, 1998 AND
                THE PERIOD NOVEMBER 12, 1998 (DATE OF INCEPTION)
                              TO DECEMBER 31, 1999


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

          PROPERTY AND EQUIPMENT

               Property and equipment are stated at cost less accumulated depreciation. Depreciation expense is charged to operations using the straight-line method for financial reporting and accelerated methods for income tax purposes over the estimated useful lives of the assets, typically 5 to 10 years. Maintenance, repairs, and minor renovations are charged to expense as incurred.

          INCOME TAXES

               The Company has adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which requires the measurement of deferred tax assets for deductible temporary differences and operating loss carryforwards, and of deferred tax liabilities for taxable temporary differences. Measurement of current and deferred tax liabilities and assets is based on provisions of enacted tax law. The effects of future changes in tax laws or rates are not included in the measurement. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable for the period and the change during the period in deferred tax assets and liabilities.

          EARNINGS PER COMMON SHARE

               The Company has adopted the provisions of SFAS No. 128, "Earnings per Share", which requires presentation on the face of the statement of operations of both basic and diluted earnings per share. Basic earnings (loss) per common share is computed by dividing net income
          (loss) attributable to common shares by the weighted average number of common shares outstanding during the period. Diluted earnings per common share is computed using the combination of dilutive common share equivalents and the weighted average number of common shares outstanding during the period. In years where the Company recognizes a loss from continuing operations, the assumed exercise of common share equivalents has an antidilutive effect and therefore would not be included in the weighted average number of shares used in the calculation of loss per common share.

                                ARCHIVALCD, INC.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS
       FOR THE YEAR ENDED DECEMBER 31, 1999, THE PERIOD NOVEMBER 12, 1998
                  (DATE OF INCEPTION) TO DECEMBER 31, 1998 AND
                THE PERIOD NOVEMBER 12, 1998 (DATE OF INCEPTION)
                              TO DECEMBER 31, 1999


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

          COMPUTER SOFTWARE COSTS

               As of December 31, 1999, the Company had not incurred any computer software costs. The Company has adopted the accounting statements summarized in the following paragraphs in anticipation that the Company may incur such costs once principal operations have commenced.

               The Company has adopted Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed" under which direct costs and allocated overhead associated with the development of software products are capitalized. Initial costs are charged to operations as research prior to the development of a detailed program design or a working model. Costs incurred subsequent to the product release, and research and development performed under contract are charged to operations. Capitalized costs are amortized over the estimated product life on the straight-line basis. Unamortized costs are carried at the lower of book value or net realizable value.

               The Company has also adopted the provisions of Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use", issued by the American Institute of Certified Public Accountants in March 1998. SOP 98-1 provides guidance on when costs incurred for internal-use software are capitalized or expensed and guidance on whether computer software is for internal use. SOP 98-1 is effective for fiscal years beginning after December 15, 1998 and applies to internal use software costs incurred for all projects, including those in progress upon initial application of the SOP.

          USE OF ESTIMATES

               The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

                                ARCHIVALCD, INC.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS
       FOR THE YEAR ENDED DECEMBER 31, 1999, THE PERIOD NOVEMBER 12, 1998
                  (DATE OF INCEPTION) TO DECEMBER 31, 1998 AND
                THE PERIOD NOVEMBER 12, 1998 (DATE OF INCEPTION)
                              TO DECEMBER 31, 1999


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

          VALUATION OF NON-EMPLOYEE STOCK-BASED COMPENSATION

               The Company applies the provisions of SFAS No. 123 "Accounting for Stock-Based Compensation", to all issuances of stock to non-employees in exchange for goods and services. Accordingly, such issuances are accounted for based on the fair value of the goods or services received or the fair value of the shares issued, whichever is more reliably measured.

NOTE 3 - ACQUISITION OF ASSETS

               Upon its inception, the Company purchased equipment valued at $174,370 and certain archived records valued at $140,140 from various entities either owned or controlled by the Company's Chief Executive Officer, including ArchivalCD, LLC ("the LLC"), a defunct Utah corporation, in which the Company's CEO was a partner. The equipment and records were purchased in exchange for 14,435,000 shares of the Company's common stock. As these assets were under common control of a significant shareholder prior to and after the acquisition, the Company has valued the acquired assets at their historical cost, which is consistent with the provisions of APB Opinion No. 16 and the Securities and Exchange Commission's Staff Accounting Bulletin (SAB) No. 48.

               On June 23, 1999, the Company purchased certain archived records from an unrelated company valued at $40,000 in exchange for 3,000 shares of the Company's common stock. The valuation of the transaction was based on the suggested auction price of the records, as stated in the sale agreement.

NOTE 4 - RECEIVABLES

          RECEIVABLE FROM STOCKHOLDERS

               Pursuant to a stock repurchase agreement with a stockholder, disclosed further in Note 12, on August 5, 1999 the Company paid $1,000 to repurchase 667 shares of its common stock. As of December 31, 1999, the shares had not been returned to the Company, resulting in a $1,000 receivable from the stockholder at December 31, 1999.

                                ARCHIVALCD, INC.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS
       FOR THE YEAR ENDED DECEMBER 31, 1999, THE PERIOD NOVEMBER 12, 1998
                  (DATE OF INCEPTION) TO DECEMBER 31, 1998 AND
                THE PERIOD NOVEMBER 12, 1998 (DATE OF INCEPTION)
                              TO DECEMBER 31, 1999


NOTE 4 - RECEIVABLES (CONTINUED)

          EMPLOYEE ADVANCES

               Since inception, the Company had advanced funds to and paid certain personal expenses for its chief executive officer, which will be deducted from his future wages once the payroll system has been implemented in fiscal year 2000. The total receivable from the chief executive officer at December 31, 1999 was $24,127.

NOTE 5 - PROPERTY AND EQUIPMENT

               Property and equipment consists of the following at December 31, 1999 and 1998:

                                                            1999             1998
                     Equipment                           $ 174,370        $ 174,370
                     Archived records                      180,140          140,140
                     Automobile                              2,600                0
                     Office equipment                        5,090                0
                     Accumulated depreciation              (34,248)               0
                                                         ---------        ---------

                     Property and equipment, net         $ 327,952        $ 314,510
                                                         =========        =========

               Depreciation expense for the period ended December 31, 1999 was $34,248.

NOTE 6 - NOTES PAYABLE

             Notes payable at December 31, 1999 consists of the following:

          Unsecured promissory note payable to a stockholder due
          May 14, 2000, with interest at 10% per annum.                $ 15,000

          Loan agreement with a stockholder due October 19, 2002,
          with interest at 15%, collateralized by unissued shares of
          the Company's common stock at the rate of $1.00 per share.     18,000

          Less current portion                                          (15,000)
                                                                       --------

          Long-term debt                                               $ 18,000
                                                                       ========

                                ARCHIVALCD, INC.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS
       FOR THE YEAR ENDED DECEMBER 31, 1999, THE PERIOD NOVEMBER 12, 1998
                  (DATE OF INCEPTION) TO DECEMBER 31, 1998 AND
                THE PERIOD NOVEMBER 12, 1998 (DATE OF INCEPTION)
                              TO DECEMBER 31, 1999


NOTE 6 - NOTES PAYABLE (CONTINUED)

               Principal maturities of long-term debt are as follows:

           Fiscal year ended December 31, 2002                         $ 18,000
                                                                       ========

NOTE 7 - STOCKHOLDERS' EQUITY

         CAPITALIZATION

               The capital stock of the corporation at December 31, 1999 and 1998 was as follows:

               Cumulative Convertible Preferred Stock, $.01 par value, 1,000,000 shares authorized. Dividends accrue annually at 15%, payable in cash or common shares. Each share of preferred stock must be held for a minimum of three years and after five years must either be repurchased by the Company at par value or converted into 10 shares of common stock at the discretion of the board of directors. There were no preferred shares outstanding at December 31, 1999 or 1998.

               Common Stock, $0.01 par value, 25,000,000 shares authorized, 18,305,726 and 18,185,000 shares issued and outstanding at December 31, 1999 and 1998 respectively.

          STOCK ISSUED FOR SERVICES

               During July and August 1999, the Company issued a total of 12,010 shares of common stock in exchange for services rendered. The valuation of the stock issued was based on the fair value of the services rendered, as determined by the vendors.

                                ARCHIVALCD, INC.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS
       FOR THE YEAR ENDED DECEMBER 31, 1999, THE PERIOD NOVEMBER 12, 1998
                  (DATE OF INCEPTION) TO DECEMBER 31, 1998 AND
                THE PERIOD NOVEMBER 12, 1998 (DATE OF INCEPTION)
                              TO DECEMBER 31, 1999


NOTE 8 - INCOME (LOSS) PER COMMON SHARE

               The computations of income (loss) per share from continuing operations for the years ended December 31, 1999 and 1998 and for the development stage period were as follows:

                                                                                            FROM
                                                        1999               1998           INCEPTION
                                                  ---------------    ---------------   ---------------
                  Income (loss) attributable to
                     Common shares                $      (116,704)   $            --   $      (116,704)

                  Weighted average common
                     Shares outstanding                18,220,460         18,185,000        18,215,394
                                                  ---------------    ---------------   ---------------

                  Net income (loss) per
                     Common share                 $         (0.01)   $            --   $         (0.01)
                                                  ===============    ===============   ===============

NOTE 9 - INCOME TAXES

               The Company has incurred net operating losses since inception and has a loss carryforward of approximately $117,000 at December 31, 1999 expiring in years beginning in 2019. As of December 31, 1999, the Company had net deferred tax assets of $46,682. In accordance with the provisions of FASB Statement No. 109, "Accounting for Income Taxes," a valuation allowance has been recognized to fully offset this asset due to the uncertainty of realizing the future benefit. The Company continually reviews the adequacy of the valuation allowance and will recognize the tax benefits of these assets only as assessment indicates that it is more likely than not that the benefits will be realized.

               Significant components of the Company's net deferred tax assets as of December 31, 1999 are as follows:

             Deferred tax assets:
               Net operating loss carryforward               $ 46,682
               Valuation allowance                            (46,682)
                                                             --------

            Net deferred tax assets                          $     --
                                                             ========

                                ARCHIVALCD, INC.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS
       FOR THE YEAR ENDED DECEMBER 31, 1999, THE PERIOD NOVEMBER 12, 1998
                  (DATE OF INCEPTION) TO DECEMBER 31, 1998 AND
                THE PERIOD NOVEMBER 12, 1998 (DATE OF INCEPTION)
                              TO DECEMBER 31, 1999


NOTE 9 - INCOME TAXES (CONTINUED)

               Deferred taxes reflect a combined federal and state tax rate of approximately 40%. A reconciliation between the amount of federal and state income taxes, based on a forty percent (40%) tax rate, and the effective amount of income taxes based on continuing operations is as follows:

               Statutory income taxes (refund)                    $(46,682)
               Change in valuation allowance                        46,682
                                                                  --------

               Income tax expense charged to operations
                                                                  $     --
                                                                  ========

NOTE 10 - ADVERTISING COSTS

               The Company expenses advertising costs as incurred. During the period ended December 31, 1999, the company expensed $314 in advertising costs.

NOTE 11 - RELATED PARTY TRANSACTIONS

               During the period, the Company accepted $2,000 in loans from stockholders for which no promissory notes were executed. The Company agreed to pay these stockholders a flat interest fee equal to 15% of the loans. At December 31, 1999, the outstanding balance on these loans was $1,000.

               Interest expense relating to stockholder loans was $1,582 for the year ended December 31, 1999. Interest expense includes common stock, with a fair value of $150, issued in lieu of cash.

NOTE 12 - COMMITMENTS AND CONTINGENCIES

               In October 1998, the Company entered into a consulting agreement with Corporate Vision, Inc., whereby Corporate Vision will provide services valued at $300,000 to assist the Company in making an initial public offering in exchange for 3,750,000 shares of the Company's common stock. The valuation of the transaction is based on the fair value of the services provided. As a result of the stock issue, Corporate Vision, Inc. was the Company's second largest shareholder, owning 20% of the total common shares outstanding at December 31, 1999.

                                ARCHIVALCD, INC.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS
       FOR THE YEAR ENDED DECEMBER 31, 1999, THE PERIOD NOVEMBER 12, 1998
                  (DATE OF INCEPTION) TO DECEMBER 31, 1998 AND
                THE PERIOD NOVEMBER 12, 1998 (DATE OF INCEPTION)
                              TO DECEMBER 31, 1999


NOTE 12 - COMMITMENTS AND CONTINGENCIES (CONTINUED)

               As a gesture of goodwill toward the stockholders of the defunct ArchivalCD, LLC, the Company has agreed to compensate the LLC's stockholders a total of $13,602 for their investments in the LLC in the form of cash and/or the Company's common stock. As of December 31, 1999, 60,167 shares of common stock, valued at par ($602), had been issued to these stockholders, with the remaining $13,000 reflected on the Company's balance sheet as an accrued liability. This additional compensation cost was charged to expense in the current period.

               On May 12, 1999, the Company entered into a repurchase agreement with a stockholder, whereby the Company will repurchase up to 15,000 shares of its common stock at, the direction of the stockholder, at the greater of $1.50 per share or the market value on the date of repurchase. If the Company offers to redeem the shares and the stockholder elects to retain the shares, the agreement will become void six months after the offer date and will be replaced by a two year guarantee to repurchase the shares at $1.10 per share, regardless of market price. As disclosed in Note 3, the Company paid $1,000 to the stockholder to repurchase 667 shares, which had not been returned to the Company at December 31, 1999. At December 31, 1999, the stockholder held 13,833 shares that could be subject to this agreement.

               The Company is obligated under a lease agreement for its office facilities, which expires December 31, 2000, with an option to renew. The Company is also operating under a month-to-month lease for storage facilities. At December 31, 1999, there were no long-term lease commitments. The minimum lease obligation for the fiscal year ending December 31, 2000 is $2,810. Rent expense under all operating leases totaled $961 for the period ended December 31, 1999.

               On October 8, 1999, the Company entered into an agreement to purchase the distribution rights to a genealogical software package for $7,500. As of December 31, 1999, the Company had made an initial payment $1,000, with the entire purchase price payable at such time the master program and all pertinent files are delivered to the Company.

                                    Part II




                               LEGAL PROCEEDINGS

Management knows of no material legal proceedings pending, threatened or contemplated which the Company is or may be a party to or to which any of its property is subject.


                 CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS.

                   None



Recent Sales of Unregistered Securities.

Securities that were not registered under the Securities Act have been issued or sold by the Registrant within the past three years except as follows:

Upon inception of the Company the Registrant issued 3,750,000 Shares in connection to services rendered by Corporate Vision, Inc. The Registrant also issued 14,435,000 shares to the founders of the Company upon inception.

The aforementioned issuances and sales were made in reliance upon the exemption from the registration provisions of the 1933 Act afforded by Section 4(2) thereof and/or Regulation D promulgated there under, as transactions by an issuer not involving a public offering. The purchasers of the securities described above acquired them for their own account and not with a view to any distribution thereof to the public. The certificates evidencing the securities bear legends stating that the securities may not be offered, sold or transferred other than pursuant to an effective registration statement under the 1933 Act, or an exemption from such registration requirements

                                INDEMNIFICATION

The Amended and Restated Certificate of Incorporation (the "Certificate") of the Company provides that, to the fullest extent permitted by applicable law, as amended from time to time, the Company will indemnify any person who was or is a party or is threatened to be made a party to an action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was director, officer, employee or agent of the Company or serves or served any other enterprise at the request of the Company.

In addition, the Certificate provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of the director's fiduciary duty. However, the Certificate does not eliminate or limit the liability of a director for any of the following reasons: (i) a breach of the director's duty of loyalty to the Company or its stockholders; (ii) acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law; (iii) a transaction from which the director derived an improper personal benefit; or (iv) for unlawful payments of dividends or unlawful stock redemptions or repurchases.

The Company will purchase and maintain Directors' and Officers' Insurance as soon as the Board of Directors determines practicable, in amounts which they consider appropriate, insuring the directors against any liability arising out of the director's status as a director of the Company regardless of whether the Company has the power to indemnify the director against such liability under applicable law.

The Company has been advised that it is the position of the Commission that insofar as the foregoing provisions may be invoked to disclaim liability for damages arising under the Securities Act, such provisions are against public policy as expressed in the Securities Act and are, therefore, unenforceable.

Certain provisions of the Company's Certificate and Bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. Such provisions could limit the price certain investors might be willing to pay in the future for shares of the Company's Common Stock. Certain of these provisions allow the Company to issue Preferred Stock without stockholder approval and provide that special meetings of stockholders of the Company may be called only by the President of the Company, the Board of Directors or holders of not less than a majority of the votes entitled to be cast at the special meeting. These provisions may make it more difficult for stockholders to take certain corporate actions and could have the effect of delaying or preventing a change in control of the Company.

Section 102(b)(7) of the DGCL allows a Delaware corporation to limit a director's personal liability for monetary damages for breaches of certain fiduciary duties owned to the corporation and its stockholders. The Company's Certificate of Incorporation contains a provision that limits the liability of its directors for monetary damages for any breach of fiduciary duty as a director to the maximum extent permitted by the General Corporation Law. This provision, however, does not eliminate a director's liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for a transaction from which the director derived an improper personal benefit or (iv) in respect of certain unlawful dividend payments or stock purchases or redemptions. The inclusion of this provision in the Certificate of Incorporation may reduce the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breaches of their fiduciary duties, even though such an action, if successful, might otherwise have benefited the Company and its stockholders. This provision does not prevent the Company or its stockholder from seeking injunctive relief or other equitable remedies against its directors under applicable state law, although there can be no assurance that such remedies, if sought, would be obtained.


                  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Selling Discounts                           $882,362
Accounting Fee's and Services               $ 35,000
Printing Costs                              $ 25,000
Registration Fee                            $  1,954
Transfer Agent Fee's                        $ 25,000

Total                                       $969,316


                             ADDITIONAL INFORMATION

The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form SB-2 (together with all amendments, exhibits, schedules and supplements thereto, the "Registration Statement") under the Securities Act with respect to the Securities offered hereby. This Prospectus, which forms a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Securities offered hereby, reference is made to the Registration Statement. Statements contained in this Prospectus as to the contents of any contract or other document that has been filed as an exhibit to the Registration Statement are qualified in their entirety by reference to such exhibits for a complete statement of their terms and conditions. The Registration Statement and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street N.W., Washington, D.C. 20549 or at certain of the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, upon payment of the fees prescribed by the Commission. Copies of such material may be obtained from the Public

Reference Section of the Commission at 450 Fifth Street N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a Web site (http://www.sec.gov) through which the Registration Statement and other information can be retrieved.

Following the offering, the Company will be subject to the reporting and other requirements of the Exchange Act and intends to furnish its shareholders annual reports containing financial statements audited by its independent auditors and to make available quarterly reports containing unaudited financial statements for each of the first three quarters of each year.


                                    Part III

Exhibits

Legal Opinion
Directors Consent Form
Consent of Independent Certified Public Accountants
Interim Financial Statements

Index to Financial Statements

                                   SIGNATURES

     In accordance with Section 13 or 15(d) of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ArchivalCD, Inc.


By: /s/ DANIEL HAY                           Date: May 12, 2000
   -------------------------------------     -----------------------------------
   PRESIDENT AND CHIEF EXECUTIVE OFFICER

                               INDEX TO EXHIBITS


EXHIBIT NO.              DESCRIPTION
-----------              -----------
   5.1                   Opinion of Jackson L. Morris, Attorney at Law

   5.2                   Directors Consent Form

   23                    Consent of Independent Certified Public Accountants

   99                    Interim Financial Statements